Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bed Bath & Beyond Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Bed Bath & Beyond Inc. and subsidiaries of our reports dated April 29, 2020, with respect to the consolidated balance sheets of Bed Bath & Beyond Inc. and subsidiaries as of February 29, 2020 and March 2, 2019, and the related consolidated statements of operations, comprehensive (loss) income, shareholders’ equity, and cash flows for each of the years in the three-year period ended February 29, 2020, and the related notes and financial statement schedule (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of February 29, 2020, which reports appear in the February 29, 2020 annual report on Form 10-K of Bed Bath & Beyond Inc. and subsidiaries.

Our report on the consolidated financial statements refers to a change in accounting for leases as of March 3, 2019, due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Short Hills, New Jersey
May 26, 2020